Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Bank Appoints Chief Banking Officer
St. Louis, Missouri, April 30, 2013. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced the appointment of Tim Lathe as Executive Vice President and Chief Banking Officer ("CBO") of First Banks, Inc. and President and Chief Executive Officer of First Bank. Mr. Lathe was also appointed as a Director of First Bank. In these roles, Tim will be responsible for the overall performance of First Bank and will have primary responsibility for all customer-facing revenue business segments, including Commercial Banking, Retail Banking and Wealth Management.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “We are extremely pleased to welcome Tim to the First Bank family. Tim brings a wealth of knowledge and experience and will assist us in the continued implementation of our profit improvement plans throughout each of our revenue segments. Over the last five years, we have been very successful in completing several profit improvement, asset quality and regulatory capital initiatives that have substantially improved our financial condition and restored the Company's profitability. Tim will help us continue to be successful in carrying out additional profit improvement initiatives designed to increase our loan portfolio, net interest margin and noninterest income.”
Tim most recently served as Executive Vice President, Community Bank Sales Executive of KeyCorp, a $95 billion asset bank-based financial service company headquartered in Cleveland, Ohio with 1,100 branches in 29 states. In this position, he managed the entire community bank sales function of KeyCorp, which included 8,000 employees in retail, commercial banking, business banking, wealth management, mortgage and investment services. Prior to his promotion in 2011, he served as Executive Vice President, Wealth Management Segment Head, at KeyCorp where he led KeyCorp's private banking unit, which had over $22 billion in assets under management.
Prior to joining KeyCorp in 2009, Tim was an Executive Vice President at National City Corporation, a $135 billion financial services organization with 1,400 branches. At National City, he was the head of the Private Client Group with 1,500 employees, over $4 billion in loans, $3 billion in deposits, $34 billion in assets under management and $65 billion in assets under administration. He was responsible for National City's Wealth Management line of business and held the position of Chairman of NatCity Investments, an affiliated broker/dealer.
Mr. Lathe joined National City in 1981 as a management trainee in Corporate Banking and served as a Corporate Banker in National Lending. In 1986, he joined Mercantile Bancorporation in St. Louis, Missouri, as Vice President, International Trade Finance Manager, and later served as Senior Vice President and Manager of the National Lending Group before returning to National City in 1990.

During his career, Tim has also served in many philanthropic roles, most recently serving on the Board of Trustees of Achievement Centers for Children, the American Red Cross of Cleveland and Cleveland Leadership Center. He holds a Bachelor of Arts degree in Economics from Tulane University and studied Business Administration at the University of New Orleans. In addition, his education includes attending the Center for International Banking Studies at the University of Virginia and the Export-Import Bank School in Washington, D.C.

About First Banks, Inc.
The Company, headquartered in St. Louis, Missouri, is a registered bank holding company that had assets of $6.40 billion at March 31, 2013 and currently operates 131 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company's plans, objectives, estimates or projections with respect to our future financial condition and earnings including the ability of the Company to remain profitable, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: deterioration in the Company's loan portfolio, increased competition and its effect on pricing, spending, third-party relationships, revenues and net interest margin; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company's results to differ materially from those described in the forward-looking statements may be found in the Company's Annual Report on Form 10-K, as filed with the SEC and available at the SEC's internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.